August 27, 2021

Dear Griffin Realty Trust, Inc. Class AA Stockholder:

On August 23, 2021, Comrit Investments I, Limited Partnership (“Comrit”) commenced an unsolicited offer to purchase up to $4,000,000 of shares of Class AA common stock, par value $0.001 per share (the “Class AA Common Stock”), of Griffin Realty Trust, Inc. (“GRT”), at a price of $6.91 per share in cash (the “Comrit Offer”). You should expect to receive offer materials for the Comrit Offer, if you have not received them already. GRT is not in any way affiliated with Comrit, and is not making any recommendation on whether you should accept or decline the Comrit Offer.

GRT is required by the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, to inform you of its position, if any, with respect to the Comrit Offer.  After carefully evaluating the Comrit Offer and consulting with our management and such advisors as we have deemed appropriate, the board of directors of GRT (the “Board”) has determined that GRT will remain neutral and makes no recommendation on whether any Class AA Common Stockholders should accept or decline the Comrit Offer.

In determining that GRT will remain neutral and make no recommendation on whether any Class AA Common Stockholders should accept or decline the Comrit Offer, the Board considered, among other things, the following:

1)The most recent published net asset value per share (“NAV”) for GRT’s Class AA Common Stock is $9.04 as of June 30, 2021. The Comrit Offer price is $6.91 per share, or approximately 24% less than the most recently published NAV;
2)Because GRT’s Class AA Common Stock is not listed on any national exchange, there is a limited market for shares of GRT’s Class AA Common Stock;
3)Currently, Class AA Common Stockholders may only redeem their shares at NAV through GRT’s Share Redemption Plan (the “SRP”). Redemptions under the SRP are limited (a) to those sought upon a stockholder’s death, qualifying disability, or determination of incompetence or incapacitation in accordance with the terms of the SRP, and (b) a quarterly cap on aggregate redemptions equal to the aggregate NAV, as of the last business day of the previous quarter, of the shares issued pursuant to GRT’s dividend reinvestment plan (DRP) during such quarter. Accordingly, at this time, the ability of a stockholder to redeem its shares is very limited;
4)The Board will continue to consider the liquidity available to GRT Class AA Common Stockholders going forward, balanced with other long-term interests of the GRT Class AA Common Stockholders and GRT. It is possible that in the future additional liquidity will be made available to you. However, GRT can make no assurances as to whether that will happen, the timing or terms of any such liquidity, or whether any such liquidity will be available at a price in excess of the Comrit Offer price;
5)The Comrit Offer provides a means for Class AA Common Stockholders to obtain liquidity with respect to their shares, albeit at a lower price than the most recent published NAV per share;
6)Class AA Common Stockholders that tender their shares will assign their right to receive distributions that are paid after September 30, 2021 (or such other date to which the Comrit Offer may be extended); and
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7)The Board makes no assurances with respect to future distributions on the Class AA Common Stock.
The Board notes each GRT Class AA Common Stockholder must evaluate whether to tender his or her shares of Class AA Common Stock in the Comrit Offer and that an individual GRT Class AA Common Stockholder may determine to tender based on, among other considerations, such GRT Class AA Common Stockholder’s individual liquidity needs. In making a decision as to whether to tender his or her shares of Class AA Common Stock in the Comrit Offer, each GRT Class AA Common Stockholder should keep in mind that the Board makes no assurances with respect to (i) future distributions (which can change periodically), (ii) the timing of providing liquidity to the GRT Class AA Common Stockholders or the price such holder might receive upon a sale of its shares, or (iii) the next published net asset value per share taking into consideration the current market volatility, disruptions and uncertainty. Each GRT Class AA Common Stockholder should carefully review all of the Comrit Offer documents sent to you by Comrit, as well as GRT’s publicly available annual, quarterly and other reports (available on its website at www.grtreit.com and www.sec.gov), and consult with its own financial, tax and other advisors and/or broker and consider its own individual circumstances in evaluating the Comrit Offer before deciding whether to tender his or her shares of Class AA Common Stock.

In summary, GRT remains neutral with regard to the Comrit Offer and makes no recommendation as to whether any Class AA Common Stockholders should accept or decline the Comrit Offer. GRT urges each Class AA Common Stockholder to consult with its own financial, tax and other advisors and/or broker and consider its own individual circumstances, as well as the considerations set forth in the Comrit Offer and in this letter.

Furthermore, in light of the current and ongoing illiquidity available to GRT stockholders, the Board has decided, as a matter of policy, that it will adopt a neutral stance as it relates to all tender offers.

We appreciate your trust in GRT and its Board and thank you for your continued support. Should you have any questions or need further information about your options, please feel free to contact GRT Investor Services at 888-926-2688.

Sincerely,

/s/ Kevin A. Shields
Kevin A. Shields
Chairman of the Board and Executive Chairman
Griffin Realty Trust, Inc.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this letter of Griffin Realty Trust, Inc., other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements may discuss, among other things, our future capital expenditures, distributions and acquisitions (including the amount and nature thereof), business strategies, the expansion and growth of our operations, our net sales, gross margin, operating expenses, operating income, net income, cash flow, financial condition, impairments, expenditures, capital structure, organizational structure, and other developments and trends of the real estate industry. Such statements are based on a number of assumptions involving judgments with respect to, among other things, future economic,
1520 E. Grand Ave, El Segundo, CA 90245 | 310.606.3200 | grtreit.com

competitive, and market conditions, all of which are difficult or impossible to predict accurately. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We cannot guarantee the accuracy of any such forward-looking statements contained in this letter, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws and regulations.

See the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on February 26, 2021, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 as filed with the SEC on May 7, 2021 and August 5, 2021, respectively, for a discussion of some, although not all, of the risks and uncertainties that could cause actual results to differ materially from those presented in our forward-looking statements.
1520 E. Grand Ave, El Segundo, CA 90245 | 310.606.3200 | grtreit.com